UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2016

AVISTA CORPORATION
(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State of other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 30, 2016, the Board of Directors of Avista Corporation (Avista Corp. or the Company) decided to increase the number of board members from 10 to 11 and elected Scott H. Maw to fill the vacancy and serve as a director on the board effective August 1, 2016.
Mr. Maw, 48, is Executive Vice President and Chief Financial Officer for Starbucks Coffee Company, a position he has held since 2014. He joined the organization as Global Controller in 2011. Prior to joining Starbucks Coffee Company, Mr. Maw served as Chief Financial Officer of SeaBright Insurance Company and Chief Financial Officer of the Consumer Banking division of JPMorgan Chase & Co. He held the same position at Washington Mutual Bank prior to its acquisition by JPMorgan Chase & Co. He also held various finance leadership positions at General Electric Company, including Chief Financial Officer for GE Insurance Holdings, Inc. in London. Mr. Maw has more than 17 years of executive level experience in the banking, finance and retail/coffee industries.
Mr. Maw earned a Bachelor of Arts in Accounting from Gonzaga University.
Mr. Maw will stand for election to the board at the next annual meeting of shareholders on May 11, 2017. Mr. Maw was appointed to serve on the Finance Committee and the Compensation and Organization Committee of the board. As a director, Mr. Maw will receive compensation consistent with the other non-employee directors of Avista Corp. as disclosed in Avista Corp.’s definitive Proxy Statement dated March 31, 2016. This includes an annual retainer of $140,000, of which a minimum of $65,000 is paid in Company common stock, and $1,500 for each meeting of the Board or any Committee of the Board. As disclosed in the Proxy Statement, Committee Chairs and the Lead Director receive additional compensation.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date:	July 7, 2016	/s/ Marian M. Durkin
Marian M. Durkin
Senior Vice President, General Counsel,
Corporate Secretary and Chief Compliance Officer